SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2004

VIISAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State of incorporation or organization)

000-21559	04-3320515
(Commission file number)	(I.R.S. employer identification no.)

30 Porter Road, Littleton, Massachusetts 01460

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 952-2200

Item 2. Acquisition or Disposition of Assets.

On February 14, 2004, Viisage Technology, Inc. (“Viisage”) acquired all of the outstanding capital stock of Trans Digital Technologies Corporation (“TDT”) pursuant to a Stock Purchase Agreement dated as of February 14, 2004 (the “Stock Purchase Agreement”) by and among Viisage, TDT and Mr. B.G. Beck. As a result of this transaction, TDT became a wholly owned subsidiary of Viisage and Mr. Beck became a member of Viisage’s Board of Directors.

In the acquisition, Viisage purchased all of the outstanding capital stock of TDT from Mr. Beck for an aggregate of 5,850,000 shares of Viisage’s common stock, $5,000,000 in cash, and a promissory note in the amount of $15,300,000. An additional cash payment of up to $2,600,000 will be made to Mr. Beck if the United States Department of Defense selects TDT for the production of “Common Access Cards” and places orders with an aggregate value of at least $4,000,000 prior to June 30, 2004. The amount and form of consideration paid to Mr. Beck was determined through arms-length negotiations between Viisage and Mr. Beck prior to the execution of the Stock Purchase Agreement. The common stock issued to Mr. Beck consisted of authorized but unissued shares. In connection with the acquisition, Mr. Beck agreed not to sell the shares of Viisage common stock that were issued to him in the acquisition during the 12-month period after closing except in certain circumstances. The cash consideration was paid with cash on hand. The promissory note bears interest at a rate of 8% per year, and is payable in equal installments of principal, plus accrued interest, on December 1, 2004, May 1, 2005 and December 1, 2005.

Immediately prior to the acquisition, Mr. Beck was the sole shareholder, sole director and the President and Chief Executive Officer of TDT. Mr. Beck is currently serving as a consultant to Viisage.

On February 17, 2004, Viisage issued a press release announcing the closing of the acquisition of TDT. A copy of the press release is included herewith as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

In accordance with Item 7(a) of Form 8-K, the financial statements for TDT required pursuant to Article 3 of Regulation S-X will be filed by amendment to this Form 8-K on or before April 29, 2004.

(b)	Pro Forma Financial Information.

In accordance with Item 7(b) of Form 8-K, the pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Form 8-K on or before April 29, 2004.

The Exhibit Index hereto is incorporated into this Item 7 by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: February 27, 2004	By:	/s/ William K. Aulet
William K. Aulet
Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
2.1*	Stock Purchase Agreement dated as of February 14, 2004 by and among Viisage Technology, Inc., Trans Digital Technologies Corporation and B.G. Beck.

2.2*	Promissory Note.

99.1*	Press release issued February 17, 2004.

*	Filed herewith.

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